FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

September 16, 2014

Baltia Airlines
Building 151, Room 361
JFK International Airport
Jamaica, NY 11430

Attention: Mr. Igor Dmitrowsky-President & CEO

Re: Security Services Cost Agreement for Baltia Airlines

Dear Igor:

I am pleased to submit this Cost Proposal for Security Services on behalf of FJC Security Services, Inc. ("FJC"} for your consideration.

Please be advised that our bill rates are primarily driven by the wages and benefits we intend to provide our employees. Should you find these budget estimates do not fit with your planning projections we would be happy to discuss an alternative solution.

Company Overview
As you may know, the Owner and President Frank Califano, established FJC in October of 1988 and. FJC Senior management is proud to be one of the leading security firms in the greater New York area. FJC employs over 6,500 personnel throughout the metropolitan area with annual revenues ln excess of 240 million dollars. Our services are provided to the Airline Services Industry, Property Management companies, Government Agencies and private business.

The FJC Aviation Division was developed in response to the growing need of our Airline clients to receive dedicated and cost-effective services with local support. David D. Link, Sr. Vice President oversees our Aviation Services Operations from offices located in Building 75 at JFK International Airport.

Operational Strengths
Our state-of-the-art data and voice computer system allows our.staff and clients to benefit from the efficiency of concise. scheduling, payroll and Invoicing reports.

FJC draws from the available labor market through job fairs, the ranks of the military, Law Enforcement agencies. and through employee referrals. Weekly payroll distribution, employee vacations, free uniforms, benefits and opportunity for advancement all help to attract and retain qualified personnel.

FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

Experience
FJC has been successful in meeting the security needs of customer environments very similar to yours by working closely with our clients throughout the Aviation community since 1988.

FJC's Management Team is comprised of individuals with many years of experience in aviation. This includes Frank Festa a former U.S. Customs Chief, Robert Stabile our Director of Operations who was a former Customs and Border Protection Deputy Chief Inspector and other managers who were former law enforcement and security managers. Our satisfied customers include, but are not limited to: Terminal 4 IAT, Terminal One, Terminal 5 JetBlue Construction, Egypt Air, LOT Polish, Turner Construction Company, VRH Constructions Corp., Peter Scalamandre & Sons, Inc., Air France, Korean Air, Brussels, Royal Air Maroc and Air China at JFK International Airport, Southwest and JetBlue at LaGuardia Airport.

In closing, rest assured our commitment to assisting you would be nothing less than 100%! We believe our team of management professionals, our financial stability and operational infrastructure coupled with our list of satisfied clients demonstrates our unique qualifications to become your security services provider. Once you have had an opportunity to review the enclosed information, please feel free to contact me at 718-244-1400 x105 or E-mail: ffesta@fjcsecurity.com Thank you again for your time and consideration, we look forward to the prospect of satisfying all of your security needs in the near future.

Very truly yours,

Frank Festa
Director of Business Development
Aviation Division

FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

Security Services Proposal and Agreement for:	Baltia Airlines Building 151, Room 361 JFK International Airport Jamaica, NY 11430 Attention: Mr. Igor Dmitrowsky President & CEO Phone: 718-244-8880 Email: igor.dmitrowsky@baltia.com
PROPOSED COST CONSIDERATIONS

Position	Regular Bill Rate	Overtime/Holiday Bill Rate
Security Officer	$13.90/hr	$20.85/hr
Schedule of Service:	4 to 5 hours per day, 1 to 7 days a week as flights progress for approximately 158 hrs a. week. Tours of duty, days of operation and additional flights will be adjusted based on Increased operations.

  The overtime rate will be charged for any time that exceeds the agreed upon shifts and for any additions or changes In the agreed upon schedule without 72 hours formal written notice.
  The holiday rate would be charged for services provided on the following holidays: New Year's Day, Martin Luther King Day, President's Day, Memorial Day, Independence Day (4111 of July), Labor Day, Columbus Day, Thanksgiving Day and Christmas Day.
  These rates include all payroll taxes & insurances. Sales tax is not included.
  Invoices for payment would be sent on a weekly basts. Payments would be due within 15 days of invoice date. If payment schedule is compromised it may result in interruption of service.
  Bill rate is based on an 4-hour minimum for each officer each day. Hourly rates are subject to adjustment for any change in any federal, state or municipal law, regulation, administrative ruling or collective bargaining agreement, requiring any Increase in work hours, wages, and benefits, taxes, working conditions or other costs Incurred by FJC in performance of this Agreement. Without limiting the foregoing, any and all costs (including penalties) incurred by FJC associated with the Health Care and Education Reconciliation Act of 2010 for security personnel rendering services hereunder shall result In a penny for penny increase in FJC's hourly rate.

FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

QUALIFICATIONS & RESPONSIBILITIES

  FJC will provide experienced personnel capable of performing functions as but not limited to:
    Ability to read, write and communicate clearly and concisely In the English language.
    Ability to stand and/or sit for extended periods of time (minimal8 hours)
  All personnel will possess strong interpersonal and communications skills. It is understood the security personnel assigned will be professionally attired, as mutually agreed.
  Specific Post Orders and responsibilities to be established prior to commencement of services, as mutually agreed as where in FJC will perform the following duties:
  Hand wand all authorized persons entering the aircraft with the exception of Jet Airways personnel.
  Search the cabin of the aircraft. The search will be limited to the overhead bins, closets, lavatories, storage bins, seat backs and pockets, under seats, life vests and lift and inspect under seat cushions and other accessible compartments in the passenger cabin.
  Monitor the aircraft on the ramp. Ensure that only authOrized persons are in and around the aircraft/Check ID's. Observe the loading and unloading of baggage and cargo.
  Search and seal the food carts at the catering facility.

FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

AGREEMENT

The parties agree that FJC does not represent and cannot warrant that the services will prevent or minimize the likelihood of loss. Unless contracted separately In writing, (I) FJC's responsibility Is solely limited to providing physical security services and FJC has not been engaged as a consultant or otherwise to provide an assessment of security needs for the site(s) to be covered; and (ii) all liability arising under this agreement or the services provided shall be limited to available insurance proceeds from policies maintained by FJC. FJC services shall not give rise to or confer any rights on any third party and CLIENT agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless FJC against any claims by third parties. In the event that fines or penalties are levied against the CLIENT due to the alleged negligence or omission of FJC personnel during the course of duty/ FJC will not be held culpable unless given fair notice and time to investigate, mitigate and defend prior to any responses and/or settlements by any party. A Certificate of Insurance will be issued and these terms and conditions shall be incorporated Into a Service Agreement upon written acceptance as indicated below prior to commencement date.

CLIENT Is required to make payment to FJC within 30 days of invoice date. Any dispute or claim regarding the amount of an invoice or the underlying services rendered must be received by FJC, in writing within 10 days of invoice date, together with supporting information and documentation or it shall be deemed waived for all purposes. In the event CLIENT fails to pay any monies as and when due, FJC may suspend or terminate services at any time upon forty eight (48) hours prior written notice. Invoices not paid within 45 days of invoice date will be charged an Interest rate of 1.5% monthly. In the event of judgment for non-payment, CLIENT shall be responsible for any and all attorney's fees and costs of collection incurred by FJC.

This agreement and payment for services rendered by FJC to CLIENT is independent and exclusive from any and all of CLIENT'S other agreements with any other entity. Payment to FJC cannot be held back or delayed based on CLIENT'S non-receipt of payment from any of CLIENT's other agreements or contracts.

CLIENT is required to submit any other form of agreement or documentation 48 hours prior to the start of services. FJC will examine the other forms of agreement and advise the CLIENT of any changes or exceptions. If a resolution cannot be agreed upon, services will not be provided unless the CLIENT accepts and signs FJC's agreement as the only legal document.

This Agreement shall commence on the first day services are rendered by FJC to the CLIENT and said Agreement shall remain in effect for a period of twelve (12) months1 and shall renew automatically for one year periods unless terminated by either party upon written notice delivered by one party to the other at least thirty (30) days prior to the renewal date. Notwithstanding the above, this Agreement may be terminated by either party with or without cause at any time upon thirty (30) days written notice. CLIENT further agrees to an increase in all billing rates on each anniversary date in the amount of 3% per year.

FJC Aviation Services Security. Service.	Aviation Services JFK Cargo Center Bldg. 75-Room 228 Jamaica, NY 11430 Phone: 718.244.1400 FAX: 718.244.7315 www.fjcsecurity.com

CUENT HAS AGREED TO THE PRICING AND TERMS OF AGREEMENT IN THIS CONTRACT

CLIENT requested start date and time (30 days from date of contract execution):
__ ? ___ at __ ? __ hours

CLIENT Accepted: __ /signature/ __            Date: __ 9/18/2014 ___
                                (Signature)

Print Name & Title: ___ Russell Thal - Executive Vice President ___

This business Is licensed by the New York Department of State , Division of Licensing Services

FJC Accepted: __ /signature/ __            Date: __ 9.23.2014 ___
                                (Signature)

Print Name & Title: __ Mark Coffino EVP / COO __